EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      AGREEMENT, made as of June 13, 2005, between CompuPrint, Inc., a North Carolina corporation, the parent corporation of Terra Insight Corporation, a Delaware corporation ("Employer"), and Dmitry Vilbaum, an individual residing at 15 Groton Street, Forest Hills, New York ("Employee").

                                   WITNESSETH:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

      1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as Chief Operating Officer of Employer, or such other position and with such title as Employer may reasonably designate, for the Term of Employment (as defined in Section 2). Employee agrees to perform such services as are customary for such position or for such other position as shall from time to time be assigned to Employee by Employer's Board of Directors or its designee, and, in the absence of such assignment, such services customary to such position as are necessary to the operations of Employer. Employee further agrees to use Employee's best efforts to promote the interest of Employer and to devote Employee's full time and energies to the business and affairs of Employer during the Term of Employment.

      2. TERM OF EMPLOYMENT. The employment hereunder which shall commence on the date of the execution of this Agreement and shall continue for a term of three (3) years (the "Term of Employment"), unless earlier terminated: (a) upon death of Employee; (b) at the option of Employer upon 60 days' prior written notice to Employee, in the event Employee, by reason of physical injury or illness, is unable to materially perform his duties hereunder for a period of 60 days and has no proof of expectation of returning to work within a reasonable time thereafter; (c) at the option of Employer before one year, on ninety days notice and with ninety days severance pay; (d) at the option of Employer after one year on ninety days notice; or (e) upon the discharge of Employee by the Board of Directors of Employer for "cause" (as defined in Section 8 hereof). The Term of Employment may be extended for successive three year periods at the option of Employer.

      3. COMPENSATION.

            A. Base Salary. As compensation for the services to be provided hereunder and in consideration of Employee's agreement not to compete as set forth in Section 4, during the Term of Employment, Employer shall pay Employee a salary at the rate of $125,000 (One Hundred Twenty Five Thousand Dollars) per annum, or such other salary as may be established


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

by Employer's Board of Directors, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employee's salary shall increase to the rate of $185,000 per annum during the Term following the first month in which the Employer's revenues from operations received during such fiscal year exceeds $5,000,000, as reported by the Employer's independent accountants; and, such salary shall increase to the rate of $245,000 per annum during the Term following the first month in which the Employer's revenues from operations received during such fiscal year exceeds $10,000,000; however, if Employer's revenues subsequently decrease to below either of such levels in any twelve month period, Employee's salary shall return to such former level as was applicable at such lower level of revenues.

            B. Bonus. Employee shall, during the term of this Agreement, be entitled to such bonuses as the Board of Directors of Employer, in its sole discretion, shall determine from time to time, which may be in the form of stock options.

            C. Incentive Earnings Bonus. In addition to any bonus to be determined by the Board of Directors, Employee is eligible for certain incentive bonuses contingent upon certain milestones. Employee is hereby granted five year options to purchase a total of 413,333 shares of Employer's common stock (the "Options"). These Options will vest, subject to continued employment of Employee by Employer, as follows: three-quarters of the Options shall vest on the first anniversary date of this Agreement; an additional one-eight of the Options shall vest on the second anniversary date of this Agreement; and the remaining one-eight of the Options shall vest on the third anniversary date of this Agreement. These Options are exercisable at an exercise price of $0.80 a share. These Options are cumulative and are subject to anti-dilution rights.

            D. Payment Upon Early Termination. In the event of the resignation of employment by Employee or the early termination of employment for any reason specified in Section 8 hereof, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee's estate under this Agreement. However, any salary or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee's estate. Options that have not yet vested at the time of any termination shall be deemed cancelled and Employee shall have no rights thereto. Notwithstanding anything to the contrary herein, if terminated by Employer without cause in the first year of the Term of Employment, Employee shall receive 90 days' notice thereof and 90 days' salary as severance payment, in full satisfaction of Employer's obligations under this Agreement. Notwithstanding anything to the contrary herein,if terminated by Employer without cause, all Options granted pursuant to Section 3(C) shall vest immediately.

            E. Medical Insurance Coverage. Employer shall provide medical insurance coverage to Employee consistent with Employer's policies, and provided that Employee is reasonably eligible for such coverage, up to a cost of $2,000 a month to Employer.

            F. Vacation. Employee shall be entitled to four weeks vacation per year.


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

      4. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

            A. Covenant Not to Compete and Solicit. During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or, in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith, or as adjudicated in a court of law. Employee confirms that the Employer presently conducts business operations based on the collection, study and analysis of geological-geophysical materials, and other information, related to the existence, location, exploration or recovery of natural resources or other matter wherever it may be located. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be competition with Employer.

                  For a period of three (3) years after termination of Employee's employment with Employer, except with Employer's specific written permission, which shall not be unreasonably withheld, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list to be provided to Employee by Employer at the time he ceases to be employed, which list shall be binding upon Employee) of Employer's for Employee's benefit or for any other entity, if such solicitation shall be in competition with the Employer or materially harmful to the business of Employer.

                  It is the desire and intent of the parties that if any provisions of this Section 4(A) shall be adjudicated to be invalid or unenforceable, this Section 4(A) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

            B. Intellectual Property. During the Term of Employment, Employee will disclose to Employer, all ideas, inventions and business plans developed by Employee during such period which directly relate to the business of Employer, including without limitation any such process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer, and that Employee will, at Employer's request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

            C. Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer


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

or any of its subsidiaries or affiliates, including without limitation all types of trade secrets. Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

            D. Separate Agreement. Notwithstanding anything to the contrary herein, Employee and Employer also shall enter a separate agreement in the form annexed hereto as Exhibit A.

      5. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other business related expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment, provided such expenses have been approved for reimbursement, in writing, upon a basis consistent with the policies established or announced by Employer. During the Term, if and to the extent permissible under Sarbanes-Oxley Act of 2002, Employee shall have the use of a credit card furnished by the Employer with a $5,000 credit limit, which shall be used by the Employee for approved Employer expenses only. Employee shall account to Employer for all expenses incurred on such credit card. Employee acknowledges that he understands
Section 402 of the Sarbanes Oxley Act of 2002 which may make it unlawful for a public company such as the Employer, directly or indirectly, to extend credit, maintain credit or arrange for the extension of credit in the form of a personal loan to or for the benefit of any director or executive officer, and that, use of a company credit card for personal expenses may violate Section 402, and that such violation shall be a basis for termination for cause. Employer shall provide Employee with a cellular telephone or other communications device as the Employer shall determine during the Term, which shall be used for business purposes only.

      6. BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise breaches this Agreement, Employer shall be entitled, if it so elects, to take all actions, either in law or in equity, that it deems necessary to protect its rights and interests. In the event that the Employee breaches this Agreement or advances an action, either in law or equity, that is adjudicated or results in a judgement in favor of the Employer, Employee shall reimburse Employer for reasonable costs and expenses, including reasonable attorneys' fees.

      7. BREACH BY EMPLOYER. In the event that the Employer breaches this Agreement or advances an action, either in law or equity, that is adjudicated or results in a judgement in favor of the Employee, Employer shall reimburse Employee for reasonable costs and expenses, including reasonable attorneys' fees.

      8. TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting "cause" shall mean:


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

            A. Employee's willful failure or refusal after notice thereof, to perform specific directives of Employer, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 and elsewhere herein;

            B. Dishonesty of Employee affecting Employer;

            C. Employee's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

            D. Any conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation or theft from Employer;

            E. Other than physical injury or illness, Employee's failure to perform the duties and responsibilities under this Agreement; or

            F. Any material breach (not covered by any of the clauses (A) through (E)) of any of the provisions of this Agreement, causing material damage to Employer, if such breach is not cured within ten days after written notice thereof to Employee by Employer.

      9. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors, assigns and licensees of Employer. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter.

      10. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Employer. Employee acknowledges that significant business and financial transactions are occurring in, and will occur in or have significant contact with the State of New York that relate to the business of the Employer. Any dispute shall be resolved in the courts located in the County of New York in the State of New York. Employer and Employee consent to service of process in connection with enforcement of this Agreement by receipted overnight mail. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

      11. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter herein addressed.


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

      12. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, or by overnight mail, addressed to the address set forth at the beginning of this Agreement.

                            [signature page follows]


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

      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

EMPLOYER:                              COMPUPRINT, INC.
                                       TERRA INSIGHT CORPORATION

                                       By:      /s/ Roman Rozenberg
                                          --------------------------------------
                                       Roman Rozenberg, Chief Executive Officer

EMPLOYEE:                              DMITRY VILBAUM

                                       /s/ Dmitry Vilbaum
                                       -----------------------------------------
                                       Dmitry Vilbaum


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

                                    EXHIBIT A

                      AGREEMENT BETWEEN DMITRY VILBAUM AND
                   COMPUPRINT, INC./TERRA INSIGHT CORPORATION

      This AGREEMENT is made as of June 13, 2005, by and between Dmitry Vilbaum (the "Obligor") and COMPUPRINT, INC. and TERRA INSIGHT CORPORATION (collectively, the "CORPRATION").

      WHEREAS, the CORPORATION is engaged in business operations based on the collection, study and analysis of geological-geophysical materials, and other information, related to the existence, location, exploration or recovery of natural resources or other matter wherever it may be located, which is based upon proprietary technology and know-how (the "Property");

      WHEREAS, the CORPORATION has financed the development of the Property, at significant expense to it;

      WHEREAS, the CORPORATION owns or licenses all intellectual property and other rights to the Property;

      WHEREAS, Obligor through his relationship as an employee of the CORPORATION has and will have access to, may become privy to, and may develop, information and technology relating to the Property that is of a proprietary and confidential nature, the disclosure of which would be harmful to the CORPORATION, and would cause extreme financial loss and hardship;

      WHEREAS, Obligor acknowledges that the Property is unique and of great value, and that a breach of this Agreement shall cause the CORPORATION and its members substantial and irreparable harm, and therefore, if it is found that Obligor breaches this Agreement in any manner, Obligor agrees that the CORPORATION will suffer substantial damages for which the Obligor would be responsible;

      WHEREAS, the Obligor acknowledges that, pursuant to his relationship with the CORPORATION the Obligor may be introduced to persons or entities that may attempt to hire Obligor (and/or his affiliates) as their employee or as a consultant;

      WHEREAS, the Obligor acknowledges that, if Obligor (and/or his affiliates) was to be employed by or perform services for a person or entity in competition with the CORPORATION, or with whom the CORPORATION has or negotiates for any contractual relationship, the CORPORATION would be subject to irreparable harm; and

      Now, therefore, in consideration of the agreements contained herein, the parties hereto agree as follows:

      1. The parties unequivocally agree that the Property is the material asset of the CORPORATION and is of a special sensitive, confidential, and unique nature.


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

      2. The term "Property" includes everything related to the creation, development, marketing, and use of business operations based on the collection, study and analysis of geological-geophysical materials, and other information, related to the existence, location, exploration or recovery of natural resources or other matter wherever it may be located, including, but not limited to, reports, assessments, mathematical and computer structure-metric simulation, forecast interpretation, diagrams, layouts and maps, the tangible and intangible aspects of software, any patent(s), trademark(s) and copyright applications thereof, drawings, documentation, files, prototypes, models, computer disks, processes, technologies, software and hardware, or hard drives containing information about the business or its operations, as well as any special know-how, unwritten information, or goodwill related to the business of the CORPORATION or to the development and operations of the business of the CORPORATION.

      3. The term "Confidential Information" shall mean Information regarding the CORPORATION and the Property, including, but not limited to, Information relating to the business, operations, assets, properties, financial condition, plans and prospects, including, without limitation, information relating to customers, prospective customers, clients, prospective clients, vendors, operations, designs, prototypes, processes, techniques, business concepts, methodologies, plans, prospects, agreements, business records, information relating to intellectual property, marketing and sales strategies, pricing strategies, third party contracts facilities, financial information, programs, computer programs, source codes, object codes, algorithms and the related documentation, software designs (in each case regardless of the medium in which it is maintained or stored), processes, technologies, software and hardware, all tangible and intangible data, manuals, specifications, engineering information, technical information, patent applications and any other information which gives each respective party an advantage over its competition, together with all reports, summaries, studies, compilations and other documentation which contain or otherwise reflect or are generated from any of the foregoing formulations, business affairs and finances, employees, operations, facilities, consumer markets, products, capacities, and business methodologies.

      4. The term "Information" shall mean materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from the CORPORATION.

      5. The parties acknowledge that the CORPORATION has and owns all rights to the Property. Obligor acknowledges that he and his affiliates have no proprietary interest in the Property or any other form of right, title, or interest to the Property. Obligor expressly agrees that any and all work and services performed or to be performed by Obligor (and/or his affiliates) in connection with the Property have been or will be, from their inception, entirely the property of the CORPORATION, its successors and assigns, absolutely and forever, whether now known or hereafter created, and for any and all uses and purposes, now known or that may come into existence, free from any claims of Obligor (and/or his affiliates) or any person deriving any rights from Obligor. To the extent that Obligor may not be deemed an employee of the CORPORATION, Obligor acknowledges and agrees that any work or services rendered or to be rendered by Obligor (and/or his affiliates) in connection with the Property shall be deemed a "work made for hire" within the meaning of the United States Copyright Act. Furthermore,


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

Obligor hereby irrevocably assigns to the CORPORATION any and all claims to the Property, including any interest in the copyright thereof. Obligor may not use or benefit from the Property in any manner that is unrelated to his work with the CORPORATION.

      6. It is herein acknowledged by the Obligor that the Confidential Information is in all respects of a confidential nature and that any disclosure of the same or use of the same by the Obligor for purposes not specifically authorized by the CORPORATION will involve or cause harm or damage to the CORPORATION. The Obligor covenants that the Obligor will not use, publish, disclose, appropriate or communicate, directly or indirectly, the Confidential Information, either in whole or in part, for any purpose other than those agreed upon by the CORPORATION. Should Obligor cease to be an employee of the CORPORATION or its assigns or successors, the Obligor shall return all records, documents, and memoranda furnished pursuant thereto, to the CORPORATION, and will neither make nor retain any copy, reproductions, or record thereof.

      7. Obligor agrees that no effort shall be made to circumvent the terms and conditions of this Agreement to gain employment of any kind, particularly with anyone introduced to Obligor by the CORPORATION, or in competition with the CORPORATION, or to gain a fee, a commission, remuneration, consideration or any other benefit. Obligor agrees not to, in any way, circumvent this Agreement by making or attempting to make any direct or indirect contact with any person regarding the Property without prior written permission from the CORPORATION. Obligor agrees not to, in any way, circumvent this Agreement by making or attempting to make any direct or indirect business dealings with any person that has a business relationship with the CORPORATION without prior written permission from the CORPORATION. Obligor will not become engaged in any business or activity which is directly or indirectly in competition with any products sold by the CORPORATION, without the express written consent of the CORPORATION. Obligor will not, either directly or indirectly, for Obligor or any third party, solicit, induce, recruit, or cause another person to terminate his registration or employment relationship with the CORPORATION for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any product or service sold, or any business or activity engaged in, by the CORPORATION, without the express written consent of the CORPORATION.

      8. The CORPORATION is entitled to seek any and all legal remedies if circumvention of this Agreement occurs, including, but not limited to, any and all court or arbitration costs, reasonable attorneys' fees and any other costs or charges reasonably necessary to resolve the controversy. The CORPORATION is entitled to enforce the specific performance of this Agreement for breach or threatened breach of this Agreement, including injunctive relief without proving actual damage. It is understood and agreed that the circumvention of this Agreement will cause harm not compensable in money damages, and that such disclosure or threatened disclosure justifies immediate, provisional (injunctive) relief without necessity of posting bond and without proving actual damage. Obligor further agrees that the availability or grant of such relief shall not preclude or affect other remedies.


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

      9. This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral agreements between the parties. There are no representations, arrangements, understandings, oral or written, between the parties which relate to this subject that remain in force following execution of this Agreement.

      10. No provision of this Agreement shall be deemed waived, amended or modified by any party, unless such waiver, amendment or modification is made in writing and signed by both parties.

      11. If any provision of this Agreement is held to be void, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

      12. The CORPORATION shall have the unlimited right to assign this Agreement, or any of the rights it acquires hereunder.

      13. This Agreement shall be governed by and construed under the laws of the State of New York. The parties agree that any action arising under this Agreement may be brought in state or federal court sitting in New York County located in the State of New York, agree to accept service in any proceedings related hereto by receipted overnight mail, further agree to submit to the jurisdiction of such court, and agree that venue is proper in New York, New York. The parties are entitled to seek any and all legal remedies if circumvention of this Agreement occurs, including, but not limited to, any and all court or arbitration costs, reasonable attorneys' fees and any other costs or charges reasonably necessary to resolve the controversy.

      14. This Agreement will remain in effect for the greater of three years from the date of this Agreement, three years from the completion of the last transaction involving both parties, three years from the Obligor's last receipt of any payment from the CORPORATION or three years from Obligor ceasing to be an employee of the CORPORATION. After termination, the provisions of this Agreement with respect to confidentiality, non-circumvention and disclosure will remain in effect for three years.

      15. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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

      t 6 0 IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to sign this Agreement as of the date first stated above.

THE CORPORATION:                       COMPUPRINT, INC.
                                       TERRA INSIGHT CORPORATION

                                       By: /s/ Roman Rozenberg
                                           -------------------------------------
                                       Roman Rozenberg, Chief Executive Officer

THE OBLIGOR:                           DMITRY VILBAUM

                                       /s/ Dmitry Vilbaum
                                       -----------------------------------------


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